   As Filed with the Securities and Exchange Commission on October 1, 1996
                                                   Registration No. 333-______
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               ATMEL CORPORATION
             (Exact name of Registrant as specified in its charter)

           CALIFORNIA                                     77-0051991
---------------------------------                  ------------------------
 (State or other jurisdiction of                       (I.R.S. Employer
   incorporation organization)                      Identification Number)

                              2325 Orchard Parkway
                           San Jose, California 95131
                                 (408) 441-0311
        (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                                ----------------
                                  KRIS CHELLAM
     Vice President, Finance and Administration and Chief Financial Officer
                               ATMEL CORPORATION
                              2325 Orchard Parkway
                           San Jose, California 95131
                                 (408) 441-0311

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                ----------------
                            MARK A. BERTELSEN, ESQ.
                             DON S. WILLIAMS, ESQ.
                       WILSON, SONSINI, GOODRICH & ROSATI
                            Professional Corporation
                               650 Page Mill Road
                       Palo Alto, California  94304-1050
                                ----------------
     Approximate date of commencement of proposed sale to the public under:
  As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]


                        CALCULATION OF REGISTRATION FEE
================================================================================

                                                                   Proposed          Proposed
                                                                    Maximum           Maximum
                  Title of                                         Offering          Aggregate
               Securities to                   Amount to be       Price Per           Offering           Amount of
               be Registered                    Registered         Share(1)           Price(1)       Registration Fee
---------------------------------------------------------------------------------------------------------------------
 Common Stock, no par value                      100,000            $30.75          $3,075,000           $1,060.34

================================================================================
(1) Estimated solely for purposes of calculation of the registration fee based on the average of the high and the low prices of the Registrant's Common Stock on the Nasdaq National Market on September 27, 1996.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

PROSPECTUS

                                 100,000 SHARES

                                ATMEL CORPORATION
                  ___________________________________________

                                  COMMON STOCK
                                 (NO PAR VALUE)

                  ___________________________________________

         This Prospectus relates to the public offering, which is not being underwritten, of shares of the common stock ("Common Stock") of Atmel Corporation, a California corporation (together with its consolidated subsidiaries, "Atmel" or the "Company") offered from time to time by the Selling Shareholders named herein (the "Selling Shareholders") for their own benefit. It is anticipated that the Selling Shareholders will generally offer shares of Common Stock for sale at prevailing prices in the over-the-counter market on the date of sale. The Company will receive no part of the proceeds of sales made hereunder. The Common Stock to which this Prospectus relates was received by the Selling Shareholders pursuant to the acquisition of approximately 40% of the outstanding shares of capital stock of Novtek, Inc., a California corporation, by the Company (the "Acquisition"). The Common Stock issued to the Selling Shareholders in the Acquisition was issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), provided by Section 4(2) thereof. All expenses of registration incurred in connection with this offering are being borne by the Company, but all selling and other expenses incurred by Selling Shareholders will be borne by such Selling Shareholders. None of the shares offered pursuant to this Prospectus have been registered prior to the filing of the Registration Statement of which this Prospectus is a part.

         The Common Stock of the Company is traded on the Nasdaq National Market (Nasdaq Symbol: ATML). On September 23, 1996, the closing price of the Company's Common Stock was $30-7/8.

         SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

         A Selling Shareholder and any broker executing selling orders on behalf of a Selling Shareholder may be deemed to be an "underwriter" within the meaning of the Securities Act. Commissions received by any such broker may be deemed to be underwriting commissions under the Securities Act.

                  ___________________________________________

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                  THIS PROSPECTUS.  ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                  ___________________________________________

                The date of this Prospectus is October 1, 1996.

         NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING SHAREHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, NOR SHALL THERE BE ANY SALE OF THESE SECURITIES BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH OFFER, SOLICITATION OR SALE. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                             AVAILABLE INFORMATION

         The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus is delivered, upon written or oral request of any such person, a copy of any and all of the information that has been or may be incorporated by reference in this Prospectus, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to Atmel Corporation, 2325 Orchard Parkway, San Jose, CA 95131, Attn: Investor Relations (telephone (408) 441-0311).

         The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Common Stock of the Company is quoted on the Nasdaq National Market. Reports, proxy and information statements and other information concerning the Company may be inspected at The Nasdaq Stock Market at 1735 K Street, N.W., Washington, D.C. 20006. Information, as of particular dates, concerning directors and officers of the Company, their remuneration, options granted to them, and the principal holders of securities of the Company has been disclosed in the proxy statements distributed to shareholders of the Company and filed with the Commission.

                             ADDITIONAL INFORMATION

         This Prospectus constitutes a part of a Registration Statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the shares of Common Stock offered hereby, reference is hereby made to the Registration Statement. Statements contained herein concerning the provisions of any document are not necessarily complete, and each such statement is qualified in its entirety by reference to the copy of such document filed with the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by the Company with the Commission are hereby incorporated by reference in this Prospectus: (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1995, filed pursuant to
Section 13 of the Exchange Act; (ii) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996, filed pursuant to Section 13 of the Exchange Act; (iii) the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, filed pursuant to Section 13 of the Exchange Act; (iv) the Company's Proxy Statement dated March 15, 1996 for the 1996 Annual Meeting of Shareholders, filed pursuant to Section 14 of the Exchange Act; and (v) the description of the Company's Common Stock contained in its Registration Statement on Form 8-A as filed with the Commission on February 20, 1991.

         All reports and other documents filed by the Company pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement incorporated herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


                                  THE COMPANY

         Atmel Corporation ("Atmel" or the "Company") designs, develops, manufactures and markets a broad range of high performance non- volatile memory and logic integrated circuits using its proprietary complementary metal-oxide semiconductor (CMOS) technologies. The Company's non-volatile memory products consist primarily of erasable read-only memories (EPROMs), electrically erasable read-only memories (EEPROMs) (both parallel-interface and serial-interface) and Flash memories, and its logic products consist of
programmable logic devices (EPLDs and FPGAs), ASICs and microcontrollers.   The
Company's products are differentiated by speed, density, power usage and specialty packaging. These products are used in a range of applications in the telecommunications, computing and networking, industrial control and instrumentation, consumer electronics, automotive and avionics markets. The Company's customers comprise a diverse group of domestic and foreign original equipment manufacturers.

         Atmel was incorporated in California on December 5, 1984. Its principal executive offices are located at 2325 Orchard Parkway, San Jose, California 95131, and its telephone number is (408) 441-0311. As used in this Prospectus, the terms "Atmel" and the "Company" refer to Atmel Corporation and its consolidated subsidiaries, except as otherwise indicated.

         Atmel and the Atmel logo are registered trademarks of the Company.

                                  RISK FACTORS

         In addition to reviewing the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, the other documents incorporated herein by reference and the other information in this Prospectus, the following factors should be considered carefully in evaluating the Company and its business before purchasing the Common Stock offered hereby:

         Factors Affecting Quarterly Operating Results. The Company believes that its future operating results will be subject to quarterly variations based upon a wide variety of factors, including fluctuations in manufacturing yields, the timing of introduction of new products, changes in product mix, the extent of utilization of manufacturing capacity, the cyclical nature of both the semiconductor industry and the markets addressed by the Company's products, product obsolescence, price erosion and competitive factors. Many of these factors are outside the control of the Company. The Company's net revenues and cost of sales vary depending upon the mix of products sold. Any unfavorable changes in manufacturing yields or product mix, delays in new product introductions, under-utilization of manufacturing capacity, increased price competition or other factors could adversely affect the Company's operating results.

         Expansion of Capacity. The Company has made and plans to continue to make substantial capital expenditures to increase its wafer fabrication capacity at its Colorado Springs facility. In 1995 Atmel acquired ES2 in Aix-en-Provence, France and is making substantial additional capital expenditures at ES2 and at a new manufacturing facility in Rousset, France to expand its manufacturing capacity. The Company's ability to expand its manufacturing capacity at these facilities will depend upon timely deliveries of the equipment needed to manufacture semiconductors, and many of the vendors of such equipment are experiencing demand in excess of capacity and requiring long lead times to fill orders. If the Company experiences delays in increasing capacity at any of these facilities, its continued growth could be adversely affected. Furthermore, as a result of the increase in fixed costs and operating expenses related to this expansion of capacity, the Company's operating results will be adversely affected if net revenues do not increase sufficiently from current levels. The Company experienced production delays and yield difficulties in connection with earlier expansions of its wafer fabrication capacity and experienced overcapacity at its Colorado Springs facility in 1991. Production delays or delays in receiving manufacturing equipment, difficulties in achieving acceptable yields at its Colorado Springs or Rousset facility or overcapacity could adversely affect the Company's operating results.

         Cyclical Nature of Semiconductor Industry. The semiconductor industry has historically been characterized by wide fluctuations in product supply and demand. From time to time, the industry has also experienced significant downturns, often in connection with, or in anticipation of, maturing product cycles and declines in general economic conditions. These downturns have been characterized by diminished product demand, production overcapacity and subsequent accelerated erosion of average selling prices, and in some cases have lasted for more than a year. The Company's business could be materially and adversely affected by industry-wide fluctuations in the future. The semiconductor industry has experienced a downturn in the first half of 1996 and continuation of these conditions could adversely affect the Company's operating results. The Company believes that its operating results were adversely affected by an industry-wide downturn in the demand for semiconductors in the last half of 1991, which resulted in under-utilization of the Company's manufacturing capacity. This downturn coincided with the recession in the U.S. economy and slower growth in various electronics industries that use semiconductors, including manufacturers of computers, telecommunications equipment, automotive electronics, industrial controls, consumer electronics equipment and military equipment. The Company's continued success will depend in large part on the continued growth of these industries. No assurance can be given that the Company will not be adversely affected in the future by cyclical conditions in the semiconductor industry or by slower growth in any of the markets served by the Company's products.

         Competition. The semiconductor industry is intensely competitive and is characterized by rapid technological change, rapid product obsolescence and price erosion. The Company's competitors include many large domestic and foreign companies which have substantially greater financial, technical, marketing and management resources than the Company, as well as emerging companies attempting to sell products in specialized markets such as those addressed by the Company. The Company competes principally on the basis of the technical innovation and performance of its CMOS products, including their speed, density, power usage, reliability and specialty packaging alternatives, as well as on price and product availability. While the Company's product strategy is to target niche markets, which the Company believes are typically less susceptible to competitive pricing pressure than commodity markets, the Company experiences significant price competition, particularly in connection with the sale of certain EPROMs and Flash memories, and may experience increased competition in other niche markets in the future, which would adversely affect its operating margins.

         Intel and Advanced Micro Devices (AMD) are the dominant suppliers in the Flash memory market, which from time to time has been subject to significant price competition. To the extent Intel, AMD or other manufacturers reduce prices of their Flash memory products or offer products with technical features similar or superior to those offered by the Company's Flash memories, the Company's operating results could be adversely affected.

         In addition to the factors described above, the ability of the Company to compete successfully depends on a number of factors, including its success in designing and manufacturing new products that implement new technologies, the rate at which customers incorporate the Company's products into their systems, product introductions by the Company's competitors, the number and nature of its competitors in a given market, and general market and economic conditions. Many of these factors are outside of the Company's control. There is no assurance that the Company will be able to compete successfully in the future.

         Fabrication of Wafers. Because Atmel currently relies on its Colorado Springs and Rousset facilities, its business and operating results would be adversely affected if wafer fabrication at either facility were interrupted for any reason, including factors beyond the Company's control. The fabrication of integrated circuits, particularly non-volatile, erasable CMOS memory and logic devices such as those sold by the Company, is a highly complex and precise process, requiring production in a tightly controlled, clean environment. Minute impurities, difficulties in the fabrication process, defects in the masks used to print circuits on a wafer or other factors can cause a substantial percentage of wafers to be rejected or numerous die on each wafer to be nonfunctional. The Company may experience problems in achieving acceptable yields in the manufacture of wafers, particularly in connection with the expansion of its capacity. To the extent the Company does not achieve acceptable yields of functional devices, its operating results will be adversely affected.

         New Product Development and Technological Change. The average selling prices of the Company's products historically have decreased over the products' lives and are expected to continue to do so. To offset average selling price decreases typically experienced over the life of any particular product, the Company relies primarily on obtaining cost reductions in the manufacture of those products, increased unit demand to absorb fixed costs and introducing new, higher priced products which incorporate advanced features or address new or emerging markets. To the extent that such cost reductions, increased unit demand and new product introductions do not occur in a timely manner, the Company's operating results will be adversely affected. As a result, the Company's future success depends on its ability to develop and introduce new products which compete effectively on the basis of price and performance and which address customer requirements. The Company is continually in the process of designing and commercializing new and improved products to maintain its competitive position. The success of new product introductions is dependent upon several factors, including timely completion and introduction of new product designs, achievement of acceptable fabrication yields and market acceptance. The development of new products by the Company and their design-in to customers' systems can take as long as three years, depending upon the complexity of the device and the application. Accordingly, new product development requires a long-term forecast of market trends and customer needs, and the successful introduction of the Company's products may be adversely affected by competing products or technologies serving markets addressed by the Company's products. In addition, new product introductions frequently depend on the Company's development and implementation of new process technologies. The Company has licensed process and design technologies to enable it to manufacture SRAM devices, and believes that its future growth will depend in part upon its ability to integrate these technologies and introduce new SRAM products to support its customers. The Company is developing new products with smaller feature sizes, the fabrication of which will be substantially more complex than fabrication of the Company's current products. If the Company is unable to design, develop, manufacture and market new products successfully, its operating results will be adversely affected. No assurance can be given that the Company's product and process development efforts will be successful or that its new products will achieve market acceptance.

         International Sales and Operations. Foreign product sales to customers accounted for approximately 46%, 49%, 52% and 66% of net revenues in 1993, 1994, 1995 and the first six months of 1996, respectively. Atmel expects that revenues derived from international sales will continue to represent a significant portion of net revenues. In addition, with its acquisition of ES2 in 1995, Atmel has significantly expanded its international operations. International sales and operations are subject to a variety of risks, including those arising from currency fluctuations, tariffs, trade barriers, taxes, export license requirements and foreign government regulations. Because most of the Company's foreign sales are denominated in U.S. dollars, the Company's products become less price competitive in countries with currencies declining in value against the dollar.

         Intellectual Property Matters. The Company has from time to time received, and may in the future receive, communications from third parties asserting patent or other intellectual property rights covering the Company's products or processes. In addition, the semiconductor industry is characterized by vigorous protection and pursuit of intellectual property rights or positions, which have on occasion resulted in significant and often protracted and expensive litigation. In the past, the Company has been involved in such litigation, which adversely affected its operating results. There can be no assurance that intellectual property claims will not be made against the Company in the future or that the Company will not be prohibited from using the technologies subject to such claims or required to obtain licenses and make corresponding royalty payments. In addition, the necessary management attention to and legal costs associated with litigation can have a significant adverse effect on operating results.

         Future Capital Needs. Semiconductor companies that maintain their own fabrication facilities have substantial capital requirements. The Company intends to continue to make significant investments in capital equipment and expansion of facilities, as well as in research and development. The Company is making substantial capital expenditures in 1996 to increase its wafer fabrication capacity at its Colorado Springs facility and to complete the construction of its Rousset facility. The Company may seek additional equity or debt financing to fund further expansion of its wafer fabrication capacity or to fund other projects. The timing and amount of such capital requirements cannot be precisely determined at this time and will depend on a number of factors, including demand for the Company's products, product mix, changes in semiconductor industry conditions and competitive factors. There can be no assurance that such additional financing will be available when needed or, if available, will be on satisfactory terms.

         Dependence on Independent Assembly Contractors. The Company manufactures wafers for its products at its Colorado Springs and Rousset facilities. The wafers are then sorted and probed at the Company's facilities. After wafer probing, the Company ships the wafers to one of the Company's independent assembly contractors located in the Philippines, South Korea, Taiwan and Thailand where the wafers are separated into die, packaged and, in some cases, tested. The Company's reliance on independent contractors to assemble and package its products involves significant risks, including reduced control over quality and delivery schedules, the potential lack of adequate capacity and discontinuance or phase-out of such contractors' assembly processes. There can be no assurance that such contractors will continue to assemble, package and test products for the Company. Further, because the Company's assembly contractors are located in foreign countries, the Company is subject to certain risks generally associated with contracting with foreign suppliers, including currency exchange fluctuations, political and economic instability, trade restrictions and changes in tariff and freight rates. There can be no assurance that the Company will not experience problems in timeliness, adequacy and quality of product deliveries, any of which could have a material adverse affect on the Company's business and operating results.

         Environmental Regulations. The Company is subject to a variety of federal, state and local governmental regulations related to the discharge or disposal of toxic, volatile or otherwise hazardous chemicals used in its manufacturing process. While the Company believes that it has all environmental permits necessary to conduct its business and that its activities conform to present environmental regulations, increasing public attention has been focused on the environmental impact of semiconductor operations. While the Company has not experienced any material adverse effect on its operations from environmental regulations, there can be no assurance that changes in such regulations will not impose the need for additional capital equipment or other requirements. Any failure by the Company to control the use of, or to restrict adequately the discharge of, hazardous substances under present or future regulations could subject it to substantial liability or could cause its manufacturing operations to be suspended.

         Dependence on Key Personnel. The Company's future success depends in large part on the continued service of its key technical and management personnel and on its ability to continue to attract and retain qualified employees, particularly those highly skilled design, process and test engineers involved in the manufacture of existing products and the development of new products and processes. The competition for such personnel is intense, and the loss of key employees, none of whom is subject to an employment agreement for a specified term or a post-employment non-competition agreement, could have a material and adverse effect on the Company.

         Management of Growth. The Company has grown rapidly in recent years, and continued growth may cause a significant strain on the Company's infrastructure and internal systems. To manage its growth effectively, the Company must continue to improve and expand its management information systems. The Company's success depends to a significant extent on the management skills of its executive officers. If the Company is unable to manage its growth effectively, the Company's results of operations will be materially and adversely affected.

         Volatility of Stock Price. The Company's Common Stock has experienced substantial price volatility and such volatility may occur in the future, particularly as a result of quarter to quarter variations in the actual or anticipated financial results of, or announcements by, the Company, its competitors and other companies in the semiconductor industry. In addition, the stock market has experienced extreme price and volume fluctuations which have affected the market price of many technology companies in particular and which have often been unrelated to the operating performance of these companies. Broad market fluctuations, as well as general economic and political conditions, may adversely affect the market price of the Common Stock.

                              SELLING SHAREHOLDERS

         The following table shows (i) the names of the Selling Shareholders,
(ii) the number of shares of Common Stock beneficially owned prior to the offering, (iii) the number of shares of Common Stock to be sold by them pursuant to this Prospectus and (iv) the number of shares beneficially owned after the offering:

                                                      SHARES           SHARES TO BE               SHARES
                                                BENEFICIALLY OWNED      SOLD IN THE         BENEFICIALLY OWNED
                     NAME                       PRIOR TO OFFERING        OFFERING         AFTER THE OFFERING (1)
                     ----                       ------------------     -------------      ----------------------
 Novtek, Inc.                                         33,333                33,333                  0
 2170 Paragon Drive
 San Jose, California 95131

 Douglas E. Eastman III, Trustee                      37,941                37,941                  0
 Eastman Family Charitable Remainder Unitrust
 2170 Paragon Drive
 San Jose, California 95131

 Douglas E. Eastman III and Ruth M. Eastman           28,726                28,726                  0
 Revocable Trust dtd September 9, 1991
 2170 Paragon Drive
 San Jose, California 95131

------------
(1) The Selling Shareholders, in the aggregate, own less than 1% of the outstanding shares of Common Stock of the Company. Douglas E. Eastman III is the Chief Executive Officer and principal shareholder of Novtek, Inc.

                              PLAN OF DISTRIBUTION

         The Company has been advised by the Selling Shareholders that they intend to sell all or a portion of the shares offered hereby from time to time in the over-the-counter market and that sales will be made at prices prevailing at the times of such sales. The Selling Shareholders may also make private sales directly or through a broker or brokers, who may act as agent or as principal. In connection with any sales, the Selling Shareholders and any brokers participating in such sales may be deemed to be underwriters within the meaning of the Securities Act. The Company will receive no part of the proceeds of sales made hereunder.

         Any broker-dealer participating in such transactions as agent may receive commissions from the Selling Shareholders (and, if they act as agent for the purchaser of such shares, from such purchaser). Usual and customary brokerage fees will be paid by the Selling Shareholders. Broker-dealers may agree with the Selling Shareholders to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the Selling Shareholders, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the Selling Shareholders. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve cross and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above.

         The Company has advised the Selling Shareholders that the anti-manipulative Rules 10b-2, 10b-6 and 10b-7 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), may apply to their sales in the market, has furnished each Selling Shareholder with a copy of these Rules and has informed them of the need for delivery of copies of this Prospectus. The Selling Shareholders may indemnify any broker- dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any such broker-dealers, and any profits received on the resale of such shares, may be deemed to be underwriting discounts and commissions under the Securities Act if any such broker-dealers purchase shares as principal.

         Upon notification by a Selling Shareholder to the Company that any material arrangement has been entered into with a broker-dealer for the sale of shares through a cross or block trade, a supplemental prospectus will be filed under Rule 424(c) under the Securities Act setting forth the name of the participating broker-dealer(s), the number of shares involved, the price at which such shares were sold by the Selling Shareholder, the commissions paid or discounts or concessions allowed by the Selling Shareholder to such broker-dealer(s), and where applicable, that such broker-dealer(s) did not conduct any investigation to verify the information set out in this Prospectus.

         Any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under that Rule rather than pursuant to this Prospectus.

         There can be no assurance that the Selling Shareholders will sell any or all of the shares of Common Stock offered by them hereunder.


                   INDEMNIFICATION OF DIRECTORS AND OFFICERS

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

         Section 317 of the California Corporations Code authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). Article IV of the Company's Restated Articles of Incorporation and
Article VI of the Company's Bylaws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the California Corporations Code. In addition, the Company has entered into Indemnification Agreements with its officers and directors which, among other things, (i) require the indemnification of such individuals in circumstances where indemnification would otherwise be permissive, (ii) require the Company to maintain in effect directors' and officers' liability insurance covering such individuals, unless such insurance is not available on reasonable terms,
(iii) require the Company to advance expenses incurred by such individuals in connection with the investigation, defense, settlement or appeal of any proceeding, provided that such individuals undertake to repay any amounts for which such individual is ultimately determined not to be entitled to indemnification, (iv) establish the presumption that the indemnified party has met the applicable standard of conduct required for indemnification and (v) set forth certain notice procedures in the event of a threat or the commencement of a proceeding. The Company has obtained insurance on behalf of its officers and directors against losses arising from any claim asserted against or incurred by such individuals in any such capacity, subject to certain exclusions.

         The Company understands that the staff of the Securities and Exchange Commission is of the opinion that statutory, charter and contractual provisions as are described above have no effect on claims arising under the federal securities laws.


                                 LEGAL MATTERS

         The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Wilson, Sonsini, Goodrich & Rosati, Professional Corporation, Palo Alto, California. Mark A. Bertelsen, a member of Wilson, Sonsini, Goodrich & Rosati, Professional Corporation, is Secretary of the Company and the beneficial owner of 2,500 shares of the Company's Common Stock.


                                    EXPERTS

         The consolidated financial statements of Atmel Corporation as of December 31, 1994 and 1995, and for each of the three years in the period ended December 31, 1995, and the related consolidated financial statement schedule, incorporated by reference to Atmel Corporation's Annual Report on Form 10-K, have been incorporated herein by reference in reliance on the reports of Coopers & Lybrand L.L.P., independent accountants, given on the authority of such firm as experts in accounting and auditing.

                               ATMEL CORPORATION

                       REGISTRATION STATEMENT ON FORM S-3

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

 Item
Number
------
Item 14    Other Expenses of Issuance and Distribution.*

           The following table sets forth costs and expenses of the sale and distribution of the securities being registered. All amounts except Securities and Exchange Commission and Nasdaq Stock Market Listing fees are estimates.


    Registration fee -- Securities and Exchange Commission        $   1,064.57
    Nasdaq Stock Market Listing Fee . . . . . . . . . . . .       $   2,000.00
    Accounting fees . . . . . . . . . . . . . . . . . . . .       $   3,000.00
    Legal fees  . . . . . . . . . . . . . . . . . . . . . .       $   5,000.00
    Miscellaneous . . . . . . . . . . . . . . . . . . . . .       $     435.43
                                                                   -----------
    Total . . . . . . . . . . . . . . . . . . . . . . . . .       $  11,500.00

------------
* Represents expenses relating to the distribution by the Selling Shareholders pursuant to the Prospectus prepared in accordance with the requirements of Form S-3. These expenses will be borne by the Company on behalf of the Selling Shareholders.


Item 15  Indemnification of Directors and Officers.

         See "Indemnification of Directors and Officers."

Item 16  Exhibits.

         Exhibit
         Number
         ------
          4.1    Restated Articles of Incorporation, as amended, of the
                 Company (incorporated by reference to the Company's Annual
                 Report on Form 10-K for the year ended December 31, 1995).

          5.1    Opinion of Wilson, Sonsini, Goodrich & Rosati, Professional
                 Corporation

         23.1    Consent of Independent Accountants

         23.2    Consent of Wilson, Sonsini, Goodrich & Rosati (Included in
                 Exhibit 5.1)

         24.1    Power of Attorney (contained on Page II-3)

Item 17  Undertakings.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate represent a fundamental change in the information set forth in the registration statement, and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities as that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant, Atmel Corporation, a corporation organized and existing under the laws of the State of California, certifies that it has reasonable cause to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on the 27th day of August, 1996.

                              ATMEL CORPORATION


                              By:   /s/ Kris Chellam
                                  --------------------------------------
                              (Kris Chellam, Vice President, Finance and
                              Administration and Chief Financial Officer)

                               POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below constitutes and appoints George Perlegos, Kris Chellam and J. Michael Ross, jointly and severally, his or her attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any amendment to this Registration Statement on Form S-3, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

          SIGNATURE                        TITLE                     DATE
          ---------                        -----                     ----
/s/ George Perlegos            President, Chief Executive       August 27, 1996
--------------------------     Officer (Principal Executive
   (George Perlegos)           Officer) and Chairman of the
                               Board of Directors


/s/ Kris Chellam               Vice President, Finance and      August 27, 1996
--------------------------     Administration and Chief
   (Kris Chellam)              Financial Officer (Principal
                               Financial  and Accounting
                               Director

/s/ Gust Perlegos                                               August 27, 1996
--------------------------
   (Gust Perlegos)



/s/ Tsung-Ching Wu             Director                         August 27, 1996
--------------------------
   (Tsung-Ching Wu)


/s/ Norm Hall                  Director                         August 27, 1996
-----------------
   (Norm Hall)



/s/ T. Peter Thomas            Director                         August 27, 1996
--------------------------
   (T. Peter Thomas)

                       CONSENT OF INDEPENDENT ACCOUNTANTS



         We consent to the incorporation by reference in the Registration Statement on Form S-3, and related Prospectus of Atmel Corporation of our report dated January 18, 1996, on our audit of the consolidated financial statements of Atmel Corporation as of December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995 incorporated by reference in its Annual Report on Form 10-K, for the year ended December 31, 1995 filed with the Securities and Exchange Commission. We also consent to the incorporation by reference of our report dated January 18, 1996 on our audit of the financial statement schedule of Atmel Corporation which report is included in the aforementioned Annual Report on Form 10-K. We also consent to the reference to our firm under the caption "Experts."




/s/ Coopers & Lybrand L.L.P.


San Jose, California
September 13, 1996

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


             ______________________________________________________

                                    EXHIBITS
             ______________________________________________________


                       Registration Statement on Form S-3

                               ATMEL CORPORATION

                                October 1, 1996

                               INDEX TO EXHIBITS



Exhibit
Number
-------
   5.1           Opinion of Counsel as to Legality of Securities
                 Being Registered.

  23.1           Consent of Independent Accountants (see page II-4).

  23.2 Consent of Counsel (contained in Exhibit 5.1 hereto).

  24.1           Power of Attorney (see page II-3).